Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

BETWEEN

TRIMAS CORPORATION

AND

HORIZON GLOBAL CORPORATION

Dated [                    ], 2015

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SCHEDULES

Schedule 1.1(A)	Assets of Horizon

Schedule 1.1(B)	Subsidiaries of Horizon

Schedule 1.1(C)	Additional Horizon Liabilities

Schedule 1.1(D)	Horizon Litigation

Schedule 1.1(E)	Horizon Names and Marks

Schedule 1.1(F)	Reorganization Transactions

Schedule 1.1(G)	Additional Shared Liabilities

Schedule 1.1(H)	TriMas Litigation

Schedule 1.1(I)	TriMas Names and Marks

Schedule 2.3(b)(ii)	Intercompany Agreements

Schedule 2.4(a)	Guaranty Obligations

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SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of [                    ], 2015 (this “Agreement”), is between TriMas Corporation, a Delaware corporation (“TriMas”), and Horizon Global Corporation, a Delaware corporation (“Horizon”). TriMas and Horizon are sometimes referred to herein individually as a “Party”, and collectively as the “Parties”.

RECITALS

A. TriMas, acting through itself and its direct and indirect Subsidiaries, currently conducts the Horizon Business and the TriMas Business.

B. The TriMas Board has determined that it is in the best interests of TriMas and the TriMas Stockholders to separate into two publicly traded companies: (1) TriMas, which will continue to conduct, directly and through its Subsidiaries, the TriMas Business, and (2) Horizon, which will conduct, directly and through its Subsidiaries, the Horizon Business.

C. To effect the Reorganization and the Distribution (each as defined herein), (1) TriMas or another TriMas Entity has contributed or will contribute its interests in the Horizon Assets to a member of the Horizon Group, (2) Horizon or another Horizon Entity has assumed or will assume the Horizon Liabilities, and (3) TriMas or another TriMas Entity has retained or assumed, or will retain or assume, the TriMas Liabilities.

D. On the Distribution Date and subject to the terms and conditions of this Agreement, TriMas will distribute to the Record Holders, on a pro rata basis, all the outstanding shares of common stock, with par value $0.01, of Horizon (“Horizon Common Stock”) then owned by TriMas (the “Distribution”).

E. For U.S. federal income tax purposes, it is intended that (1) the Distribution will be tax-free under Section 355 of the Code, (2) this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and (3) TriMas and Horizon will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

In consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. The following terms, as used herein, have the following meanings:

“AAA” means the American Arbitration Association.

“AAA Rules” means the AAA’s Commercial Arbitration Rules and Mediation Procedures.

“Action” means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” means, with respect to a Person, a Person that controls, is controlled by, or is under common control with such Person, provided, however, that for purposes of this Agreement and the Ancillary Agreements (except as otherwise provided in any such Ancillary Agreement), none of the TriMas Entities will be deemed to be an Affiliate of any Horizon Entity and none of the Horizon Entities will be deemed to be an Affiliate of any TriMas Entity. For purposes of this definition, “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Agent” means Computershare Inc.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” means the Employee Matters Agreement, the Tax Sharing Agreement, the Transition Services Agreement, the Noncompetition Agreement and any other instruments, assignments, documents and agreements executed in connection with the implementation of the transactions contemplated by this Agreement, including the Reorganization.

“Applicable Horizon Proportion” means, with respect to any Shared Liability, 40%.

“Applicable Proportion” means (a) as to Horizon, the Applicable Horizon Proportion, and (b) as to TriMas, the Applicable TriMas Proportion.

“Applicable TriMas Proportion” means, with respect to any Shared Liability, 60%.

“Assets” means, with respect to any Person, the assets, rights, interests, claims and properties of all kinds, real and personal, tangible, intangible and contingent, wherever located (including in the possession of suppliers, distributors, other Third Parties or elsewhere), of such Person, including rights and benefits pursuant to any Contract, permit, concession, franchise, understanding or other arrangement and any rights or benefits pursuant to any Action.

“Business” means the Horizon Business or the TriMas Business, as the context requires.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Law to close.

“CERCLA” has the meaning set forth in Section 6.9(a).

“Claim Notice” has the meaning set forth in Section 6.5(a).

“Claimed Amount” has the meaning set forth in Section 6.5(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” has the meaning set forth in Section 7.7(a).

“Consents” means any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any Person.

“Contract” means any agreement, contract, commitment, instrument, undertaking, lease, license, sales order, purchase order, note, mortgage, indenture, or other legally binding arrangement, whether written or oral.

“Controlling Party” has the meaning set forth in Section 6.6(c)(ii).

“Continuing Guaranty Obligations” has the meaning set forth in Section 2.4(a).

“Damages” means all losses, claims, demands, damages, Liabilities, judgments, dues, penalties, assessments, fines (civil, criminal or administrative), costs, liens, forfeitures, settlements, fees or expenses (including reasonable attorneys’ fees and expenses and any other expenses reasonably incurred in connection with investigating, prosecuting or defending a claim or Action), of any nature or kind.

“Disclosure Documents” means any registration statement (including the Registration Statement) filed with the SEC by or on behalf of any Party or any of its controlled Affiliates, and also includes any information statement, prospectus (including the Prospectus), offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, in each case, which describes the Reorganization or the Horizon Group or primarily relates to the transactions contemplated hereby.

“Dispute” has the meaning set forth in Section 8.1(a).

“Dispute Notice” has the meaning set forth in Section 8.2(a).

“Distribution” has the meaning set forth in the Recitals.

“Distribution Date” means the date, determined by the TriMas Board, on which the Distribution occurs.

“Distribution Ratio” means the number of shares of Horizon Common Stock to be distributed in respect of each share of TriMas Common Stock in the Distribution, which ratio will be determined by the TriMas Board prior to the Record Date.

“Employee Matters Agreement” means the Employee Matters Agreement, dated as of the date of this Agreement, between Horizon and TriMas, as may be amended or modified from time to time.

“Environment” means ambient air, indoor air, surface water, groundwater, stream sediments, wetlands, soil and subsurface strata.

“Environmental Law” means any Law relating to (a) human or occupational health and safety with respect to exposure to Hazardous Materials; (b) protection of the Environment and natural resources; or (c) the generation, manufacture, processing, treatment, recycling, storage, disposal, emission, discharge, transport, distribution, labeling, handling, Release or threatened Release of any Hazardous Material.

“Environmental Liabilities” means all Liabilities (including all removal, remediation, cleanup or monitoring costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith) relating to, arising out of or resulting from any (a) actual or alleged by a Third Party (i) noncompliance with any Environmental Law, or (ii) presence, Release or threatened Release of, or exposure to, any Hazardous Material, or (b) Contract pursuant to which Liability is assumed or imposed with respect to any of the foregoing.

“Exchange” means the New York Stock Exchange.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“FIFO Basis” means, with respect to the payment of insurance claims pursuant to the same policy, the payment in full of each successful claim (regardless of whether a TriMas Entity or a Horizon Entity is the claimant) in the order in which such successful claim is approved by the insurance carrier, until the limit of the applicable policy is met.

“Finally Determined” means, with respect to any Action or threatened Action, that the outcome or resolution of that Action or threatened Action has either (a) been decided by an arbitrator or Governmental Authority of competent jurisdiction by judgment, order, award or other ruling or (b) been settled or voluntarily dismissed and, in the case of each of clauses (a) and (b), the claimants’ rights to maintain that Action or threatened Action have been finally adjudicated, waived, discharged or extinguished, and that judgment, order, ruling, award, settlement or dismissal (whether mandatory or voluntary, but if voluntary that dismissal must be final, binding and with prejudice as to all claims specifically pleaded in that Action) is subject to no further appeal, vacatur proceeding or discretionary review.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, local or foreign government (including any political or other subdivision or judicial, legislative, executive or administrative branch, agency, commission, authority or other body of any of the foregoing).

“Governmental Order” means any order, writ, judgment, injunction, decree or award entered by or with any Governmental Authority.

“Group” means the Horizon Group or the TriMas Group, as the context requires.

“Guaranty Obligations” has the meaning set forth in Section 2.4(a).

“Hazardous Materials” means (a) any petroleum or petroleum products, radiation or radioactive materials, asbestos or asbestos-containing materials or polychlorinated biphenyls (PCBs), and (b) any chemicals, materials, substances or wastes that are defined or characterized as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “special waste,” “toxic substances,” “pollutants,” “contaminants” or words of similar import, under any Environmental Law.

“Horizon” has the meaning set forth in the Preamble.

“Horizon Assets” means, collectively, the Assets set forth on Schedule 1.1(A).

“Horizon Balance Sheet” means the unaudited pro forma consolidated balance sheet of Horizon, including the notes thereto, as of the Distribution Date.

“Horizon Business” means (a) the business and operations conducted by TriMas and its Subsidiaries prior to the Distribution comprising what is referred to in the TriMas 10-K as the Cequent APEA and Cequent Americas segments; (b) any other business primarily related to the business conducted by the Cequent APEA and Cequent Americas segments as of or prior to the Distribution Date; and (c) the business and operations related to Asian Sourcing Office and Hong Kong Trading Company as of or prior to the Distribution Date.

“Horizon Common Stock” has the meaning set forth in the Recitals.

“Horizon Entities” means the members of the Horizon Group.

“Horizon Group” means Horizon and each Person that will be a direct or indirect Subsidiary of Horizon immediately prior to the Distribution (but after giving effect to the Reorganization), including the entities set forth on Schedule 1.1(B), and each Person that is or becomes a member of the Horizon Group after the Distribution, including in all circumstances any Person that is or was merged into Horizon or any such direct or indirect Subsidiary of Horizon.

“Horizon Indemnified Parties” has the meaning set forth in Section 6.4.

“Horizon Liabilities” means:

(a) all Liabilities of Horizon and the other Horizon Entities, including all Liabilities reflected as liabilities or obligations on the Horizon Balance Sheet;

(b) all Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Disclosure Documents relating to the Horizon Business;

(c) the costs and expenses allocated to Horizon pursuant to Section 9.2;

(d) the Applicable Horizon Proportion of any Shared Liability;

(e) all Liabilities assumed by or allocated to any member of the Horizon Group pursuant to the Employee Matters Agreement;

(f) all Liabilities relating to, arising out of or resulting from any Horizon Litigation;

(g) all Liabilities to the extent relating to, arising out of or resulting from:

(i) the operation or conduct of the Horizon Business as conducted at any time prior to the Distribution (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such person’s authority), which act or failure to act relates to the Horizon Business);

(ii) the operation or conduct of the Horizon Business conducted by any member of the Horizon Group at any time after the Distribution (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act was within such person’s authority)); and

(iii) any Horizon Asset;

(h) all Environmental Liabilities relating to, arising out of or resulting from:

(i) any Horizon Asset, including any such real property interests;

(ii) the operation or conduct of the Horizon Business at any time, including as related to any property to the extent formerly owned, leased or operated in connection with the Horizon Business; or

(iii) any locations at which any Hazardous Materials generated by, from or in connection with the Horizon Business or any Horizon Asset have been transported for treatment, storage, disposal or recycling; and

(i) all Liabilities assumed by or allocated to any member of the Horizon Group pursuant to the Reorganization; and

[(j) the Liabilities set forth on Schedule 1.1(C).]

The Horizon Liabilities will not include any Liabilities governed by the Tax Sharing Agreement. Further, for the avoidance of doubt: (i) the designation in this Agreement of any Liability as a Horizon Liability will be binding on the Horizon Group, notwithstanding that such Liability may arise out of, directly or indirectly, the negligence, strict liability or other legal fault of any one or more TriMas Entities; and (ii) except as expressly set forth in this Agreement or any Ancillary Agreement, the designation in this Agreement of Liabilities as TriMas Liabilities, Shared Liabilities or Horizon Liabilities is only for purposes of allocating responsibility of such Liabilities as between the Parties and their respective Subsidiaries and will not affect any obligations to, or give rise to any rights of, any Third Parties.

“Horizon Litigation” means the matters set forth on Schedule 1.1(D).

“Horizon Names and Marks” means the Names and Marks owned, held or licensed by the TriMas or any of its Subsidiaries immediately prior to the Distribution and exclusively related to the Horizon Business, including those listed on Schedule 1.1(E), either alone or in combination with other words or elements, and all Names and Marks confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing.

“Horizon Portion” has the meaning set forth in Section 5.2.

“Horizon Receivables” means accounts receivable relating to the Horizon Business that were originated by TriMas or any of its direct or indirect Subsidiaries on or after the Distribution Date.

“Indemnified Party” has the meaning set forth in Section 6.5(a).

“Indemnifying Party” has the meaning set forth in Section 6.5(a).

“Information” means all records, books, Contracts, instruments, computer data and other data and information.

“Insurance Proceeds” means those monies received by or on behalf of an insured from a Third Party insurance carrier or paid by a Third Party insurance carrier on behalf of the insured net of any self-insured retention, deductible or other form of self-insurance.

“Intercompany Agreement” means any Contract between or among one or more Horizon Entities, on the one hand, and one or more TriMas Entities, on the other hand. Notwithstanding the foregoing, “Intercompany Agreement” will not include this Agreement, any Ancillary Agreements or any other Contract or other instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Horizon Entities and TriMas Entities that would otherwise constitute an Intercompany Agreement pursuant to this definition.

“Law” means any statute, law, common law, ordinance, regulation, rule, code or other requirement of a Governmental Authority or any Governmental Order.

“Liability” means any direct or indirect liability, obligation, guaranty, claim, loss, damage, deficiency, cost or expense, whether relating to payment, performance or otherwise, known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not required to be reflected or reserved against on the financial statements of the obligor under GAAP. Notwithstanding the foregoing, “Liability” will not include any Liability governed by the Tax Sharing Agreement.

“Litigation Matters” has the meaning set forth in Section 7.6(a)(ii).

“Mediation Period” has the meaning set forth in Section 8.2(e).

“Misdirected Invoice” has the meaning set forth in Section 5.3(d).

“Misdirected Horizon Deductions” has the meaning set forth in Section 5.3(a).

“Misdirected Horizon Payments” has the meaning set forth in Section 5.3(a).

“Misdirected TriMas Deductions” has the meaning set forth in Section 5.3(a).

“Misdirected TriMas Payments” has the meaning set forth in Section 5.3(a).

“Names and Marks” means names, marks, trade dress, logos, monograms, domain names and other source or business identifiers.

“Non-controlling Party” has the meaning set forth in Section 6.6(c)(ii).

“Party” has the meaning set forth in the Preamble.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Predecessor” means an entity whose rights, interests, assets, obligations, liabilities and duties the current entity has assumed, either through acquisition, merger or by operation of law.

“Prospectus” means the prospectus forming a part of the Registration Statement, as the same may be amended from time to time.

“Privileged Information” has the meaning set forth in Section 7.6(a)(i).

“Record Date” means 5:00 p.m. Eastern time on the date determined by the TriMas Board as the record date for determining the TriMas Stockholders entitled to receive Horizon Common Stock in the Distribution.

“Record Holders” means the TriMas Stockholders on the Record Date.

“Registration Statement” means the Registration Statement on Form S-1 first filed by Horizon with the SEC on March 31, 2015 (together with all amendments and supplements thereto) in connection with the registration under the Securities Act of Horizon Common Stock.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material into the Environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials).

“Reorganization” means the transactions described on Schedule 1.1(F). For the avoidance of doubt, Phase III of the Reorganization includes the following steps:

a.	Rieke-Lamons Nederland Holdings B.V. borrows Euro equivalent of USD $24,000,000.00 from third party lenders (the “New Borrowing”);

b.	Rieke-Lamons Nederland Holdings B.V. contributes Euro equivalent of USD $24,000,000.00 to Lamons Nederlands B.V. (“Lamons B.V.”) in exchange for equity of Lamons B.V.;

c.	Lamons B.V. lends Euro equivalent of USD $24,000,000.00 to TriMas Nederland Holdings B.V. (“TriMas BV”) in exchange for a note (the “Note”);

d.	TriMas Company LLC forms a new U.S. limited liability company, which will legally be named Horizon International Holdings LLC (“Horizon International”);

e.	Horizon International makes an election under Treas. Reg. section 301.7701-3 to be treated as a corporation for U.S. federal income tax purposes from formation;

f.	TriMas Company LLC contributes Horizon International to TriMas International Holdings LLC (“TriMas Holdings LLC”);

g.	TriMas Holdings LLC contributes Horizon International to TriMas BV;

h.	TriMas BV contributes the stock of Cequent Nederland Holdings B.V. and the New Borrowing proceeds to Horizon International; (“Contribution 1”);

i.	Horizon International contributes €8,350,000 to Cequent Nederland Holdings BV. The difference in cash between the New Borrowing Proceeds and this contribution remains at Horizon International (“Remaining Borrowing Proceeds”);

j.	Cequent Nederland Holdings BV repays Note P7 (from Phase II) principal and interest to Rieke-Lamons Nederland Holdings BV;

k.	At least one day after Contribution 1, TriMas BV distributes Horizon International to TriMas Holdings LLC (“Distribution 1” together with Contribution 1 is herein referred to as “Spin-off 1”);

l.	TriMas Holdings LLC distributes Horizon International in redemption of Cequent Performance Products Inc.’s (“CPP”) interest in TriMas Holdings LLC (“Split-off 1”);

m.	TriMas Company LLC forms Horizon;

n.	TriMas Company LLC forms a new US limited liability company, which will legally be named Horizon Global LLC;

o.	Horizon enters into a term loan (the “New Term Loan”) for $200m (the “New Term Loan Proceeds”);

p.	Horizon International lends the Remaining Borrowing Proceeds to Horizon in exchange for a note;

q.	TriMas Company LLC contributes Cequent Consumer Products (“CCP”) and (“CPP”) to Horizon Global LLC in exchange for equity;

r.	TriMas Company LLC contributes Horizon Global LLC to Horizon in exchange for (i) an amount of cash equal to the sum of the Remaining Borrowing Proceeds and the New Term Loan Proceeds (the “Cash Payment Amount”) and (ii) Horizon equity (“Contribution 2”);

s.	TriMas Company LLC distributes Horizon to TriMas Corporation; and

t.	TriMas Corporation distributes the stock of Horizon to its shareholders (the “Public”) (“Distribution 2” and together with Contribution 2, “Spin-off 2”).

“Retained Information” has the meaning set forth in Section 7.5.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any other nature.

“Separation” means (a) the Reorganization, (b) any other actions to be taken pursuant to Article II and (c) any other transfers of Assets and assumptions of Liabilities, in each case, between a member of one Group and a member of the other Group, provided for in this Agreement or any Ancillary Agreement.

“Shared Contract” means any Contract of any member of either Group (a) that relates to both the Horizon Business and the TriMas Business and (b) either (i) that the Parties specifically intended to amend or divide, modify, partially assign or replicate (in whole or in part) the respective rights and obligations under and in respect of such Contract prior to the Distribution, but were not able to do so prior to the Distribution, or (ii) the existence of which either Party discovers prior to the date that is 12 months after the Distribution and had the Parties given specific consideration to such Contract they would have amended or divided, modified, partially assigned or replicated (in whole or in part) the respective rights and obligations under and in respect of such Contract.

“Shared Liability” means any of the following:

(a) any Liability relating to, arising out of or resulting from:

(i) any Action by any Third Party, including any stockholder derivative action or securities class action, asserted against any member of either Group directly based on any act or omission, or alleged act or omission, taken to effect the Distribution and the other transactions contemplated by this Agreement and the Ancillary Agreements, other than any item included in clause (b) of the definition of “Horizon Liabilities” or clause (b) of the definition of “TriMas Liabilities”;

(ii) any stockholder derivative action or securities class action (A) brought by any current or former equity security holder of TriMas and (B) arising exclusively from any acts, omissions, disclosures, or lack of disclosure occurring prior to the Distribution, irrespective of the facts alleged, but excluding any item included in clause (b) of the definition of “Horizon Liabilities” or clause (b) of the definition of “TriMas Liabilities”; and

(iii) [the Liabilities set forth on Schedule 1.1(G).]

Shared Liabilities will not include any Liabilities governed by the Tax Sharing Agreement. Further, for the avoidance of doubt, except as expressly set forth in this Agreement or any Ancillary Agreement, the designation in this Agreement of Liabilities as TriMas Liabilities, Shared Liabilities or Horizon Liabilities is only for purposes of allocating responsibility of such Liabilities as between the Parties and their respective Subsidiaries and will not affect any obligations to, or give rise to any rights of, any Third Parties.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Steering Committee” has the meaning set forth in Section 8.1(b).

“Subsidiary” of any Person means another Person (a) in which the first Person owns, directly or indirectly, an amount of the voting securities, voting partnership interests or other voting ownership sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting securities, interests or ownership, a majority of the equity interests in such other Person), or (b) of which the first Person otherwise has the power to direct the management and policies. A Subsidiary may be owned directly or indirectly by such first Person or by another Subsidiary of such first Person.

“Tax” has the meaning set forth in the Tax Sharing Agreement.

“Tax Advisor” means PricewaterhouseCoopers LLP.

“Tax Benefits” has the meaning set forth in Section 6.8.

“Tax Sharing Agreement” means the Tax Sharing Agreement, dated as of the date of this Agreement between Horizon and TriMas, as may be amended or modified from time to time.

“Third Party” has the meaning set forth in Section 6.6(a).

“Third-Party Claim” has the meaning set forth in Section 6.6(a).

“Transition Services Agreement” means the Transition Services Agreement, dated as of the date of this Agreement between Horizon and TriMas, as may be amended or modified from time to time.

“TriMas” has the meaning set forth in the Preamble.

“TriMas 10-K” means the TriMas Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

“TriMas Assets” means any Assets owned by TriMas or any of its Subsidiaries, other than any Horizon Assets.

“TriMas Board” means the board of directors of TriMas or an authorized committee thereof.

“TriMas Business” means (a) the business and operations conducted by TriMas and its Subsidiaries prior to the Distribution comprising what is referred to in the TriMas 10-K as the Packaging, Energy, Aerospace & Defense, and Engineered Components segments; and (b) any other business (other than the Horizon Business) directly conducted by any member of the TriMas Group as of or prior to the Distribution.

“TriMas Common Stock” means the common stock, par value $0.01, of TriMas.

“TriMas Entities” means the members of the TriMas Group.

“TriMas Group” means TriMas and each of its direct or indirect Subsidiaries that is not a member of the Horizon Group, and each Person that is or becomes a member of the TriMas Group after the Distribution, including any Person that is or was merged into TriMas or any such direct or indirect Subsidiary.

“TriMas Indemnified Parties” has the meaning set forth in Section 6.3.

“TriMas Liabilities” means:

(a) all Liabilities of TriMas and the other TriMas Entities, other than any Horizon Liabilities or Shared Liabilities;

(b) all Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Disclosure Documents relating to the TriMas Business;

(c) the costs and expenses allocated to TriMas pursuant to Section 9.2;

(d) the Applicable TriMas Proportion of any Shared Liability;

(e) all Liabilities assumed by or allocated to any member of the TriMas Group pursuant to the Employee Matters Agreement; and

(f) all Liabilities to the extent relating to, arising out of or resulting from:

(i) the operation or conduct of the TriMas Business as conducted at any time prior to the Distribution (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such person’s authority), which act or failure to act relates to the TriMas Business);

(ii) the operation or conduct of the TriMas Business conducted by any member of the TriMas Group at any time after the Distribution (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act was within such person’s authority)); and

(iii) any TriMas Asset.

The TriMas Liabilities will not include any Liabilities governed by the Tax Sharing Agreement. Further, for the avoidance of doubt: (i) the designation in this Agreement of any Liability as a TriMas Liability will be binding on the TriMas Group, notwithstanding that such Liability may arise out of, directly or indirectly, the negligence, strict liability or other legal fault of any one or more Horizon Entities; and (ii) except as expressly set forth in this Agreement or any Ancillary Agreement, the designation in this Agreement of Liabilities as TriMas Liabilities, Shared Liabilities or Horizon Liabilities is only for purposes of allocating responsibility of such Liabilities as between the Parties and their respective Subsidiaries and will not affect any obligations to, or give rise to any rights of, any Third Parties.

“TriMas Litigation” means the matters set forth on Schedule 1.1(H).

“TriMas Names and Marks” means the Names and Marks owned, held or licensed by TriMas or any of its Subsidiaries immediately prior to the Distribution, including those listed on Schedule 1.1(I), other than the Horizon Names and Marks, either alone or in combination with other words or elements, and all Names and Marks confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing.

“TriMas Portion” has the meaning set forth in Section 5.2.

“TriMas Receivables” has the meaning set forth in Section 5.3(a).

“TriMas Stockholders” means the stockholders of TriMas.

ARTICLE II

THE SEPARATION

2.1 Reorganization; Transfer of Assets and Assumption of Liabilities.

(a) Prior to the Distribution, the Parties will cause the Reorganization to be completed, and will, and will cause their respective Subsidiaries to, execute all such instruments, assignments, documents and other agreements necessary to effect the Reorganization.

(b) Prior to the Distribution, the Parties will, and will cause their respective Subsidiaries to:

(i) execute such instruments of assignment and transfer and take such other corporate actions as are necessary to (A) transfer to one or more Horizon Entities all of the right, title and interest of the TriMas Group in and to all Horizon Assets and (B) transfer to one or more TriMas Entities all of the right, title and interest of the Horizon Group in and to all TriMas Assets; and

(ii) take all actions necessary to (A) cause one or more Horizon Entities to assume all of the Horizon Liabilities to the extent such Horizon Liabilities would otherwise remain obligations of any member of the TriMas Group and (B) cause one or more TriMas Entities to assume all of the TriMas Liabilities to the extent such TriMas Liabilities would otherwise remain obligations of any member of the Horizon Group.

(c) Nothing in this Agreement or any Ancillary Agreement will be deemed to transfer any insurance policy.

2.2 Consents; Deferred Transfers, Assignments and Assumptions.

(a) To the extent that any of the transactions contemplated by this Agreement or any Ancillary Agreement requires Consent, the Parties will use reasonable best efforts to obtain such Consent.

(b) To the extent that any transfer or assignment of Assets or assumption of Liabilities contemplated by this Agreement or any Ancillary Agreement shall not have been consummated prior to the Distribution, the Parties will use reasonable best efforts to effect, and will use reasonable best efforts to cause the other members of their Group to effect, such transfers as soon after the Distribution as practicable.

(c) Nothing in this Agreement or any Ancillary Agreement will be deemed to require the transfer of any Assets or the assumption of any Liabilities that by their terms or operation of law cannot or should not be transferred. In the event that any such transfer of Assets or assumption of Liabilities has not been consummated prior to the Distribution, from and after the Distribution until such time as such Asset is transferred or such Liability is assumed (i) the Party retaining such Asset will thereafter hold such Asset for the use and benefit of the Party entitled to it (at the expense of the Party entitled to it) and (ii) the Party intended to assume such Liability will, or will cause the applicable member of its Group to, pay or reimburse the Party retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability. In addition, the Party retaining such Asset or Liability will, insofar as reasonably practicable and to the extent permitted by applicable Law, treat such Asset or Liability in the ordinary course of business consistent with past practice and take such other actions as may be reasonably requested by the Party entitled to such Asset or by the Party intended to assume such Liability in order to place such Party, insofar as reasonably practicable, in the same position as if such Asset or Liability had been transferred or assumed as contemplated by this Agreement or by any Ancillary Agreement such that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for gain, and control over such Asset or Liability, are to inure from and after the Distribution to the member or members of the Group entitled to such Asset or intended to assume such Liability. In furtherance of the foregoing, as of the Distribution, each Party will be deemed to have acquired beneficial ownership over all of the Assets, together with all rights and privileges incident thereto, and will be deemed to have assumed all of the Liabilities, and all duties, obligations and responsibilities incident thereto, that such Party is entitled to acquire or intended to assume pursuant to the terms of this Agreement or the applicable Ancillary Agreement.

(d) If and when the applicable Consents and/or conditions referred to herein are obtained or satisfied, the transfer or assumption of the applicable Asset or Liability will be effected in accordance with and subject to the terms of this Agreement or the applicable Ancillary Agreement.

(e) The Party retaining any Asset or Liability due to the deferral of the transfer of such Asset or the deferral of the assumption of such Liability pursuant to Section 2.2(c) or otherwise will not be obligated, in connection with this Section 2.2, to expend any money or take any action that would require the expenditure of money unless the Party entitled to such Asset or the Party intended to assume such Liability advances the necessary funds or enters into a written agreement with the retaining Party to be responsible for such expenditure.

(f) From and after the Distribution, the Parties agree to treat, for income tax purposes, any Asset or Liability that is not transferred prior to the Distribution and is subject to the provisions of Section 2.2(c) as owned by the member of the Group to which such Asset or Liability was intended to be transferred. The Parties will not take any position inconsistent with this Section 2.2(f) unless otherwise required by applicable Law.

2.3 Termination of Intercompany Agreements.

(a) Except as set forth in Section 2.3(b), the Horizon Entities, on the one hand, and the TriMas Entities, on the other hand, hereby terminate any and all Intercompany Agreements, effective as of the Distribution. No terminated Intercompany Agreement (including any provision thereof that purports to survive termination) will be of any further force or effect from and after the Distribution. Each Party will, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the provisions of this Section 2.3(a). The Parties, on behalf of the members of their respective Group, hereby waive any advance notice provision or other termination requirements with respect to any Intercompany Agreement.

(b) The provisions of Section 2.3(a) will not apply to any of the following Intercompany Agreements (or to any of the provisions thereof):

(i) any Intercompany Agreement that this Agreement or any Ancillary Agreement expressly contemplates will survive the Distribution;

(ii) the Intercompany Agreements set forth on Schedule 2.3(b)(ii); and

(iii) any intercompany notes between any Horizon Entity, on the one hand, and any TriMas Entity, on the other hand, that are not settled pursuant to the Reorganization; it being understood that such intercompany notes will be settled by mutual agreement of the Parties following the Distribution.

(c) Except as otherwise expressly provided in this Agreement or any Ancillary Agreement, the relevant TriMas Entities and the Horizon Entities will satisfy all intercompany receivables, payables, loans and other accounts between any TriMas Entity, on the one hand, and any Horizon Entity, on the other hand, in existence as of immediately prior to the Distribution and after giving effect to the Reorganization no later than the Distribution by (i) forgiveness by the relevant obligee or (ii) one or a related series of repayments, distributions of and/or contributions to capital, in each case, as determined by TriMas.

2.4 Guaranty Obligations.

(a) Other than with regard to the obligations set forth on Schedule 2.4(a) (“Continuing Guaranty Obligations”),1 Horizon will use, and will cause the other members of the Horizon Group to use, commercially reasonable efforts to terminate, or to cause a member of the Horizon Group to be substituted in all respects for any member of the TriMas Group in respect of all obligations of such member of the TriMas Group under any Horizon Liability for which such member of the TriMas Group may be liable as a guarantor, original tenant, primary obligor or otherwise as of the Distribution Date (each, including for the avoidance of doubt the Continuing Guaranty Obligations, a “Guaranty Obligation”).

(b) From and after the Distribution:

(i) Horizon will not, without the prior written consent of TriMas, amend, renew or extend the term of, increase its obligations under, or transfer to a third Person, any loan, lease, guarantee, Contract or other obligation for which any member of the TriMas Group is or may be liable, unless all obligations of TriMas and the other members of the TriMas Group with respect thereto are thereupon terminated by documentation in form and substance reasonably satisfactory to TriMas; and

(ii) Horizon will indemnify, defend and hold harmless the TriMas Indemnified Parties from and against any Liability arising from or relating to any Guaranty Obligation in accordance with the terms of Article VI.

2.5 Novation of Horizon Liabilities.

(a) Each of Horizon and TriMas, at the written request of the other Party within 18 months after the Distribution, will use reasonable best efforts to obtain, or to cause to be obtained, any release, Consent, substitution or amendment required to novate or assign all rights and obligations under any Contracts, Governmental Orders and other obligations or Liabilities of any nature whatsoever that constitute Horizon Liabilities, or to obtain in writing the unconditional release of all TriMas Entities thereunder, so that, in any such case, Horizon and the other Horizon Entities will be solely responsible for such Horizon Liabilities; provided, however, that the Party receiving the request will not be obligated to (i) pay any consideration or surrender, release or modify any rights or remedies therefor to any Third Party from which such releases, Consents, substitutions and amendments are requested except as expressly set forth in this Agreement or any Ancillary Agreement or (ii) take any action pursuant to this Section 2.5 to the extent such action would result in an undue burden on such Party or the other members of its Group or would unreasonably interfere with any of its or such other members’ employees’ normal functions and duties.

(b) If Horizon or TriMas is unable to obtain, or to cause to be obtained, any required release, Consent, substitution or amendment, the applicable TriMas Entity

1 Note to Draft: This Schedule 2.4(a) is expected to include the TriMas guarantees on certain Horizon leased property, which are expected to remain in place for a period of up to nine years.

will continue to be bound by the applicable underlying Contract, Governmental Order or other obligation or other Liability and, unless not permitted by Law or the terms thereof, Horizon will, or will cause another Horizon Entity to, as agent or subcontractor for such TriMas Entity, pay, perform and discharge fully all the obligations or other Liabilities of such TriMas Entity thereunder. Horizon will indemnify each TriMas Indemnified Party and hold it harmless against, or will cause its applicable Subsidiary to indemnify the applicable TriMas Indemnified Party and hold it harmless against, any Liabilities arising in connection therewith. TriMas will pay and remit, or cause to be paid or remitted, to the applicable Horizon Entity, all money, rights and other consideration received by any TriMas Entity (net of any applicable expenses) in respect of such performance by such Horizon Entity (unless any such consideration is a TriMas Asset). If and when any such release, Consent, substitution or amendment will be obtained or such Contract, Governmental Order or other rights, obligations or other Liabilities will otherwise become assignable or able to be novated, TriMas will thereafter assign, or cause to be assigned, all the TriMas Entities’ rights, obligations and other Liabilities thereunder to the applicable Horizon Entity without payment of any further consideration and the applicable Horizon Entity will, without payment of any further consideration, assume such rights, obligations and other Liabilities.

2.6 Novation of TriMas Liabilities.

(a) Each of Horizon and TriMas, at the written request of the other Party within 18 months after the Distribution, will use reasonable best efforts to obtain, or to cause to be obtained, any release, Consent, substitution or amendment required to novate or assign all rights and obligations under any Contracts, Governmental Orders and other obligations or Liabilities of any nature whatsoever that constitute TriMas Liabilities, or to obtain in writing the unconditional release of all Horizon Entities thereunder, so that, in any such case, TriMas and the other TriMas Entities will be solely responsible for such TriMas Liabilities; provided, however, that the Party receiving the request will not be obligated to (i) pay any consideration or surrender, release or modify any rights or remedies therefor to any Third Party from which such releases, Consents, substitutions and amendments are requested except as expressly set forth in this Agreement or any Ancillary Agreement or (ii) take any action pursuant to this Section 2.6 to the extent such action would result in an undue burden on such Party or the other members of its Group or would unreasonably interfere with any of its or such other members’ employees’ normal functions and duties.

(b) If Horizon or TriMas is unable to obtain, or to cause to be obtained, any required release, Consent, substitution or amendment, the applicable Horizon Entity will continue to be bound by the applicable underlying Contract, Governmental Order or other obligation or other Liability and, unless not permitted by Law or the terms thereof, TriMas will, or will cause another TriMas Entity to, as agent or subcontractor for such Horizon Entity, pay, perform and discharge fully all the obligations or other Liabilities of such Horizon Entity thereunder. TriMas will indemnify each Horizon Indemnified Party and hold it harmless against, or will cause its applicable Subsidiary to indemnify the applicable Horizon Indemnified Party and hold it harmless against, any Liabilities arising in connection therewith. Horizon will pay and remit, or cause to be paid or remitted, to the applicable TriMas Entity, all money, rights and other consideration received by any

Horizon Entity (net of any applicable expenses) in respect of such performance by such TriMas Entity (unless any such consideration is a Horizon Asset). If and when any such release, Consent, substitution or amendment will be obtained or such Contract, Governmental Order or other rights, obligations or other Liabilities will otherwise become assignable or able to be novated, Horizon will thereafter assign, or cause to be assigned, all the Horizon Entities’ rights, obligations and other Liabilities thereunder to the applicable TriMas Entity without payment of any further consideration and the applicable TriMas Entity will, without payment of any further consideration, assume such rights, obligations and other Liabilities.

2.7 Treatment of Cash. From the date of this Agreement until the Distribution, except as otherwise provided in this Section 2.7, TriMas will be entitled to use, retain or otherwise dispose of all cash generated by the Horizon Business and the Horizon Assets in accordance with the ordinary course operation of TriMas’s cash management systems. All cash and cash equivalents held by any member of the Horizon Group as of the Distribution will be a Horizon Asset and all cash and cash equivalents held by any member of the TriMas Group as of the Distribution will be a TriMas Asset.

2.8 Disclaimer of Representations and Warranties.

(a) Each of TriMas (on behalf of itself and each other TriMas Entity) and Horizon (on behalf of itself and each other Horizon Entity) understands and agrees that, except as expressly set forth in this Agreement or in any Ancillary Agreement, no Party (including its Affiliates) to this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement, makes any representations or warranties relating in any way to the Assets, businesses or Liabilities transferred or assumed as contemplated hereby or thereby, to any Consent required in connection therewith, to the value or freedom from any Security Interests of, or any other matter concerning, any Assets of such Party, or to the absence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other Asset, including any accounts receivable, of any Party, or to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any Asset or thing of value upon the execution, delivery and filing hereof or thereof.

(b) Except as may expressly be set forth in this Agreement or in any Ancillary Agreement, (i) the Parties and the members of their respective Groups are transferring all such Assets on an “as is,” “where is” basis, (ii) the Parties are expressly disclaiming any implied warranty of merchantability, fitness for a specific purpose or otherwise, (iii) the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good and marketable title, free and clear of any Security Interest and (iv) none of the TriMas Entities or the Horizon Entities (including their respective Affiliates) or any other Person makes any representation or warranty about, and will not have any Liability for, the accuracy of or omissions from any information, documents or materials relating to any Assets, the Horizon Business or the TriMas Business or otherwise made available in connection with the Separation or the Distribution, or the entering into of this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby, except as expressly set forth in this Agreement or any Ancillary Agreement.

2.9 Names and Marks.

(a) Except as provided in, contemplated by or required in connection with the provision of services pursuant to any Ancillary Agreement or as provided in this Section 2.9, as of the Distribution (i) Horizon shall not have any right to use or display the TriMas Names and Marks in any form and (ii) TriMas shall not have any right to use or display the Horizon Names and Marks in any form; provided, however, that (A) to the extent such TriMas Names and Marks were used or displayed by any member of the Horizon Group prior to the Distribution, the members of the Horizon Group shall, as soon as reasonably practicable, but in any event within one year after the Distribution, at their expense, cease all use or display of all TriMas Names and Marks and shall remove any and all references to the TriMas Names and Marks on Assets (including on business cards, stationary, commercial signs and similar identifiers), and (B) Horizon shall have the right to continue to use the TriMas Names and Marks in perpetuity to the extent they are incorporated into historical memorabilia, awards, and the like prior to the Distribution. In addition, each Party shall have the right to use the other’s respective Names and Marks in perpetuity to the extent they are (i) incorporated into materials that speak generally to the history of the respective companies, (ii) stamped on, or included in pre-existing labels of, inventory existing as of the Distribution Date or (iii) incorporated into the source code or system code of Software used by the TriMas Business or the Horizon Business immediately prior to the Distribution and where such Names and Marks are not visible to customers or other Third-Party users of such Software.

(b) Notwithstanding the foregoing, nothing contained in this Agreement will prevent any Party (or any member of its respective Group) from using the other’s Names and Marks in documents intended to be filed with Governmental Authorities, in materials intended for distribution to such Party’s stockholders or in any other communication (including correspondence) in any medium that describes the current or former relationship between the Parties (or members of their respective Groups).

ARTICLE III

CERTAIN ACTIONS PRIOR TO THE DISTRIBUTION

Subject to the conditions specified in Section 4.1 and subject to Section 4.4, each of the Parties will use reasonable best efforts to consummate the Distribution. Such actions will include those specified in this Article III.

3.1 Ancillary Agreements. Prior to the Distribution, each of the Parties will execute and deliver all Ancillary Agreements to which it is intended to be a party, and will cause the other TriMas Entities and Horizon Entities, as applicable, to execute and deliver any Ancillary Agreements to which such Persons are intended to be parties.

3.2 SEC and Other Securities Filings.

(a) Prior to the Distribution, Horizon will deliver or otherwise make available the Prospectus to the Record Holders.

(b) Horizon will prepare, file with the SEC and use reasonable best efforts to cause to become effective any registration statements or amendments thereto required to effect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.

(c) Each of the Parties will take all such actions as may be necessary or appropriate under the securities or blue sky Laws of the states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Distribution.

3.3 Exchange Listing Application. Horizon will prepare and file, and will use reasonable best efforts to have approved prior to the Distribution, an application for the listing on the Exchange of the Horizon Common Stock to be distributed in the Distribution, subject to official notice of listing.

3.4 Governance Matters.

(a) Prior to the Distribution, the existing directors of Horizon will duly elect the individuals listed as members of the Horizon board of directors in the Prospectus, and such individuals will become the members of the Horizon board of directors effective as of no later than immediately prior to the Distribution; provided, however, that to the extent required by any Law or requirement of the Exchange or any other national securities exchange, as applicable, one independent director will be appointed by the existing board of directors of Horizon and begin his or her term prior to the Distribution in accordance with such Law or requirement.

(b) Prior to the Distribution, each individual who will be an employee of any TriMas Entity after the Distribution and who is a director or officer of any Horizon Entity shall have resigned or been removed from each such directorship and office held by such person, effective no later than immediately prior to the Distribution.

(c) Immediately prior to the Distribution, Horizon’s Restated Certificate of Incorporation and Restated By-Laws each in substantially the form filed as an exhibit to the Registration Statement, will be in effect.

3.5 Other Actions. The Parties will, subject to Section 4.4, take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 4.1 to be satisfied and to effect the Distribution on the Distribution Date.

ARTICLE IV CONDITIONS; THE DISTRIBUTION

4.1 Conditions to the Distribution. The obligations of the Parties to consummate the Distribution will be conditioned on the satisfaction, or waiver by the TriMas Board, of the following conditions:

(a) The TriMas Board, in its sole and absolute discretion, shall have authorized and approved the Separation and the Distribution and not withdrawn such authorization and approval.

(b) The TriMas Board shall have declared the dividend of Horizon Common Stock to the Record Holders.

(c) The SEC shall have declared the Registration Statement effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for such purpose shall be pending before or threatened by the SEC.

(d) The Exchange or another national securities exchange approved by the TriMas Board shall have accepted the Horizon Common Stock for listing, subject to official notice of issuance.

(e) The Reorganization shall have been completed.

(f) TriMas shall have received an opinion from its Tax Advisor, in form and substance satisfactory to TriMas in its sole and absolute discretion, that, subject to the accuracy of and compliance with certain representations, assumptions and covenants, the Distribution will qualify as tax-free to Horizon, TriMas and TriMas Stockholders (except for cash received in lieu of fractional shares) for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) and related provisions of the Code.

(g) The TriMas Board shall have received an opinion from Stout Risius Ross, Inc., in form and substance reasonably satisfactory to the TriMas Board, with respect to the capital adequacy and solvency of each of TriMas and Horizon immediately after the Distribution.

(h) No order, injunction or decree that would prevent the consummation of the Distribution will be threatened, pending or issued by any Governmental Authority of competent jurisdiction, no other legal restraint or prohibition preventing the consummation of the Distribution shall be in effect, and no other event outside the control of TriMas shall have occurred or failed to occur that prevents the consummation of the Distribution.

(i) No other events or developments shall have occurred prior to the Distribution that, in the judgment of the TriMas Board, would result in the Distribution having a material adverse effect on TriMas or the TriMas Stockholders.

(j) The actions set forth in Section 3.1, Section 3.2(a) and Sections 3.4(a), (b) and (c) shall have been completed.

The foregoing conditions may be waived only by the TriMas Board in its sole and absolute discretion, are for the sole benefit of TriMas and will not give rise to or create any duty on the part of the TriMas Board to waive or not waive such conditions or in any way limit the right of termination of this Agreement set forth in Section 9.3 or alter the consequences of any such termination from those specified in Section 9.3. Any determination made by the TriMas Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 4.1 will be conclusive.

4.2 The Distribution.

(a) Horizon will cooperate with TriMas to accomplish the Distribution and will, at the direction of TriMas, use reasonable best efforts to promptly take any and all actions necessary or desirable to effect the Distribution. Each of the Parties will provide, or cause the applicable member of its Group to provide, to the Agent all documents and information required to complete the Distribution.

(b) Subject to the terms and conditions set forth in this Agreement, (i) on or prior to the Distribution Date, for the benefit of and distribution to the Record Holders, TriMas will deliver to the Agent all of the issued and outstanding shares of Horizon Common Stock then owned by TriMas and book-entry authorizations for such shares and (ii) on the Distribution Date, TriMas will instruct the Agent to (A) distribute to each Record Holder (or such Record Holder’s bank, brokerage firm or other nominee on such Record Holder’s behalf) electronically, by direct registration in book-entry form, the number of whole shares of Horizon Common Stock to which such Record Holder is entitled based on the Distribution Ratio and (B) receive and hold for and on behalf of each Record Holder, the number of fractional shares of Horizon Common Stock to which such Record Holder is entitled based on the Distribution Ratio. The Distribution will be effective at 5:00 p.m. Eastern time on the Distribution Date. On or as soon as practicable after the Distribution Date, the Agent will mail to each Record Holder an account statement indicating the number of whole shares of Horizon Common Stock that have been registered in book-entry form in such Record Holder’s name.

(c) With respect to the Horizon Common Stock remaining with the Agent 180 days after the Distribution Date, the Agent will deliver any such shares of Horizon Common Stock as directed by Horizon, with the consent of TriMas (which consent will not be unreasonably withheld, conditioned or delayed).

4.3 Fractional Shares. TriMas Stockholders holding a number of shares of TriMas Common Stock, on the Record Date, which would entitle such stockholders to receive less than one whole share of Horizon Common Stock in the Distribution will receive cash in lieu of fractional shares. Fractional shares of Horizon Common Stock will not be distributed in the Distribution nor credited to book-entry accounts. The Agent and TriMas will, as soon as practicable after the Distribution Date, (a) determine the number of whole and fractional shares of Horizon Common Stock that each Record Holder is entitled to receive in the Distribution, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions at then-prevailing trading prices on behalf of Record Holders to whom fractional share interests were distributed in the Distribution and (c) distribute to each such Record Holder, or for the benefit of each beneficial owner of fractional shares, such Record Holder’s or beneficial owner’s ratable share of the net proceeds of such sales, based upon the average gross selling price per share of Horizon Common Stock after making appropriate deductions for any amount required to be withheld under applicable Tax Law and less any brokers’ charges, commissions or transfer Taxes. The Agent, in its sole discretion, will determine the timing and method of selling such shares, the selling price of such shares and the broker-dealer to which such shares will be sold; provided, however, that the designated broker-dealer is not an Affiliate of Horizon or TriMas. Neither TriMas nor Horizon will pay any interest on the proceeds from the sale of such shares.

4.4 Sole Discretion of the TriMas Board. The TriMas Board will, in its sole and absolute discretion, determine the Record Date, the Distribution Date and all terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof. In addition, and notwithstanding anything to the contrary set forth below, the TriMas Board, in its sole and absolute discretion, may at any time and from time to time until the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution.

ARTICLE V

FURTHER ASSURANCES; ADDITIONAL INFORMATION

5.1 Further Assurances.

(a) In addition to the actions expressly provided for elsewhere in this Agreement, each of the Parties will, and will cause its Subsidiaries to, subject to Section 4.4, use reasonable best efforts, prior to, on and after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting Section 5.1(a), prior to, on and after the Distribution Date, each Party will, and will cause its Subsidiaries to, cooperate with the other Party and its Subsidiaries, and without any further consideration, but at the expense of the requesting Party, to (i) execute and deliver, or use reasonable best efforts to cause to be executed and delivered, all instruments, including any instruments of conveyance, assignment and transfer as such Party may be reasonably requested to execute and deliver to the other Party, (ii) make, or cause to be made, all filings with, and obtain, or cause to be obtained, all Consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, Contract or other instrument, (iii) seek, obtain, or cause to be obtained, any Consents required to effect the Separation or the Distribution and (iv) take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in each case, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements, the transfers of the Horizon Assets and the TriMas Assets, the assignment and assumption of the Horizon Liabilities and the TriMas Liabilities and the other transactions contemplated hereby and thereby.

(c) Without limiting Section 5.1(a), each Party will, and will cause its Subsidiaries to, at the reasonable request, cost and expense of any other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the TriMas Assets or Horizon Assets, as applicable, if and to the extent it is practicable to do so.

5.2 Certain Shared Contracts. The Parties will, and will cause their respective Subsidiaries to, use reasonable best efforts to work together (and, if necessary and desirable, to work with the Third Party to such Shared Contract) in an effort to divide, partially assign, modify and/or replicate (in whole or in part) the respective rights and obligations under and in respect of any Shared Contract, such that (a) a member of the Horizon Group is the beneficiary of the rights and is responsible for the obligations related to that portion of such Shared Contract relating to the Horizon Business (the “Horizon Portion”), which rights will be a Horizon Asset and which obligations will be a Horizon Liability, and (b) a member of the TriMas Group is the beneficiary of the rights and is responsible for the obligations related to such Shared Contract relating to the TriMas Business (the “TriMas Portion”), which rights will be a TriMas Asset and which obligations will be a TriMas Liability. If the Parties, or their respective Subsidiaries, as applicable, are not able to enter into an arrangement to formally divide, partially assign, modify and/or replicate such Shared Contract as contemplated by the previous sentence, then the Parties will, and will cause their respective Subsidiaries to, cooperate in any lawful arrangement to provide that a member of the Horizon Group will receive the interest in the benefits and obligations of the Horizon Portion under such Shared Contract and a member of the TriMas Group will receive the interest in the benefits and obligations of the TriMas Portion under such Shared Contract; provided, however, that no Party will be required to expend any money or take any action in furtherance of this Section 5.2 that would require the expenditure of money (other than any payment obligations under the applicable Shared Contract).

5.3 Misdirected Customer Payments and Deductions.

(a) On the first Business Day following the end of each calendar month during the 12-month period following the Distribution: (i) Horizon will notify TriMas of (A) the amount of customer payments that relate to accounts receivable of any member of the TriMas Group (“TriMas Receivables”) received by any member of the Horizon Group during the previous calendar month (such payments, “Misdirected TriMas Payments”) and (B) the amount of any customer deductions that relate to TriMas Receivables made during the previous calendar month against payments owed to any member of the Horizon Group (such deductions, “Misdirected TriMas Deductions”), and (ii) TriMas will notify Horizon of (A) the amount of customer payments that relate to Horizon Receivables received by any member of the TriMas Group during the previous calendar month (such payments, “Misdirected Horizon Payments”) and (B) the amount of any customer deductions that relate to Horizon Receivables made during the previous calendar month against payments owed to any member of the TriMas Group (such deductions, “Misdirected Horizon Deductions”). Each such notice will include the name of each applicable customer and the amount of each applicable payment and deduction.

(b) On the second Business Day following the end of each calendar month during such 12-month period: (i) if the amount of Misdirected Horizon Payments during the previous calendar month plus the amount of Misdirected TriMas Deductions during such month exceeds the amount of Misdirected TriMas Payments during such month plus the amount of Misdirected Horizon Deductions during such month, then TriMas will pay Horizon the amount of such difference and (ii) if the amount of Misdirected TriMas Payments during the previous calendar month plus the amount of Misdirected Horizon Deductions during such month exceeds the amount of Misdirected Horizon Payments during such month plus the amount of Misdirected TriMas Deductions during such month, then Horizon will pay TriMas the amount of such difference.

(c) In the event that after the 12-month period following the Distribution, any member of the Horizon Group receives a Misdirected TriMas Payment or any member of the TriMas Group receives a Misdirected Horizon Payment, the receiving Party will return such payment to the applicable payor.

(d) During the 12-month period following the Distribution (or such shorter time as the Parties may agree in writing), Horizon will promptly upon receipt thereof forward to TriMas any invoice received by any member of the Horizon Group and addressed to any member of the TriMas Group, and TriMas will promptly upon receipt thereof forward to Horizon any invoice received by any member of the TriMas Group and addressed to any member of the Horizon Group (any invoice described in this sentence, a “Misdirected Invoice”). After such 12-month period (or such shorter period as the Parties may agree in writing), each of TriMas and Horizon will return any Misdirected Invoices received by a member of their respective Groups to the applicable vendor for correction.

5.4 Insurance Matters.

(a) Until the Distribution, each member of either Group will (i) cause itself and its employees, officers and directors to continue to be covered as insured Parties under existing policies of insurance and (ii) permit the members of the other Group and their respective employees, officers and directors to submit claims arising from or relating to facts, circumstances, events or matters that occurred at or prior to the Distribution, to the extent permitted under such policies. Except as provided in any Ancillary Agreement, from and after the Distribution, (A) no member of either Group will have responsibility to obtain coverage for any member of the other Group, (B) each member of either Group will have the right to remove any member of the other Group and its employees, officers and directors as insured Parties under any policy of insurance issued by any insurance carrier effective immediately following the Distribution and (C) neither Party will be entitled to make any claims for insurance coverage under the other insurance policies of the members of the other Group to the extent such claims are based upon facts, circumstances, events or matters occurring after the Distribution. No member of either Group will be deemed to have made any representation or warranty as to the availability of any coverage under any such insurance policy.

(b) After the Distribution, each member of each Group and each of their respective current, former and future directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing, will have the right to assert claims arising from or relating to facts, circumstances, events or matters that occurred prior to the Distribution under any applicable insurance policies of the members of either Group to the extent permitted under the insurance policies up to the full available limits of such policies, provided that if the limits of any such policies preclude payment in full of claims filed by a member of either Group, the insurance proceeds available under such policy will be paid to the respective Groups on a FIFO Basis. Where indemnification is not available under Article VI, each member of each Group will be responsible for pursuing and administering its own insurance claims and any other member of either Group will provide such reasonable cooperation as is appropriate with respect to notice of those claims and otherwise, and, with respect to those claims, in the event any member of either Group elects to pursue insurance coverage through litigation or other action against an insurer, that member will be responsible for its own costs and fees in connection therewith.

(c) If any Asset transferred pursuant to this Agreement suffers or has suffered any damage, destruction or other casualty loss that arises or has arisen prior to the Distribution and for which no insurance claim has yet been made as of the Distribution, the Party who transferred the Asset will make a claim on any available insurance and pay any such proceeds to the Party who received the Asset.

(d) Nothing in this Agreement will prohibit any member of either Group from agreeing to modify or compromise insurance rights (including by means of commutation, novation, rescission, reformation, policy buyback or otherwise) with an insurer that has been placed in liquidation, rehabilitation, conservation, supervision or similar proceedings, provided that, where those insurance rights potentially also would have benefited any member of the other Group, whether by virtue of any indemnification obligations, by virtue of any insurance rights under the policy at issue, or otherwise, then Horizon and TriMas must both agree in advance and in writing to any modification or compromise of those insurance rights.

ARTICLE VI

RELEASE; INDEMNIFICATION

6.1 Release of Pre-Distribution Claims.

(a) Except (i) as provided in Section 6.1(c), (ii) as may be otherwise expressly provided in this Agreement or any Ancillary Agreement and (iii) for any matter for which any Horizon Indemnified Party is entitled to indemnification pursuant to this Article VI, effective as of the Distribution, Horizon does hereby, for itself and each other Horizon Entity and their respective Affiliates, Predecessors, successors and assigns, and, to the extent Horizon legally may, all Persons that at any time prior or subsequent to the Distribution have been stockholders, directors, officers, members, agents or employees of Horizon or any other Horizon Entity (in each case, in their respective capacities as such), release and forever discharge each TriMas Entity, their respective Affiliates, Predecessors, successors and assigns, and all Persons that at any time prior to the Distribution have been stockholders, directors, officers, members, agents or employees of TriMas or any other TriMas Entity (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity, whether arising under any Contract, by operation of law or otherwise, existing or arising from or relating to any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, whether or not known as of the Distribution Date, including in connection with the transactions and all other activities to implement the Separation or the Distribution.

(b) Except (i) as provided in Section 6.1(c), (ii) as may be otherwise provided in this Agreement or any Ancillary Agreement and (iii) for any matter for which any TriMas Indemnified Party is entitled to indemnification pursuant to this Article VI, effective as of the Distribution, TriMas does hereby, for itself and each other TriMas Entity and their respective Affiliates, Predecessors, successors and assigns, and, to the extent TriMas legally may, all Persons that at any time prior to the Distribution have been stockholders, directors, officers, members, agents or employees of TriMas or any other TriMas Entity (in each case, in their respective capacities as such), release and forever discharge each Horizon Entity, their respective Affiliates, successors and assigns, and all Persons that at any time prior to the Distribution have been stockholders, directors, officers, members, agents or employees of Horizon or any other Horizon Entity (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity, whether arising under any Contract, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, whether or not known as of the Distribution Date, including in connection with the transactions and all other activities to implement the Separation or the Distribution.

(c) Nothing contained in Sections 6.1(a) or 6.1(b) will impair any right of any Person to enforce this Agreement, any Ancillary Agreement, including the applicable Schedules hereto and thereto, or any arrangement that is not to terminate as of the Distribution, as specified in Section 2.3(b). In addition, nothing contained in Sections 6.1(a) or 6.1(b) will release any Person from:

(i) any Liability provided in or resulting from any Contract among any TriMas Entities and any Horizon Entities that is not to terminate as of the Distribution, as specified in Section 2.3(b), or any other Liability that is not to terminate as of the Distribution, as specified in Section 2.3(b);

(ii) any Liability assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement; or

(iii) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 6.1; provided that the Parties agree not to bring suit or permit any of their Subsidiaries to bring suit against any Person with respect to any Liability to the extent that such Person would be released with respect to such Liability by this Section 6.1 but for the provisions of this clause (iii).

(d) Horizon will not make, and will not permit any other Horizon Entity to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim for indemnification, against any TriMas Entity, or any other Person released pursuant to Section 6.1(a), with respect to any Liabilities released pursuant to Section 6.1(a). TriMas will not, and will not permit any other TriMas Entity to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim for indemnification, against any Horizon Entity, or any other Person released pursuant to Section 6.1(b), with respect to any Liabilities released pursuant to Section 6.1(b).

6.2 Shared Liabilities.

(a) Each of TriMas and Horizon will be responsible for its Applicable Proportion of any Shared Liability. As set forth in Section 6.6(b)(ii) and subject to Section 6.6(b)(i), the costs and expenses relating to the defense and resolution of any Third-Party Claim that is a Shared Liability will be included in determining the obligations of the Parties with respect thereto pursuant to this Section 6.2(a).

(b) TriMas will be responsible for managing, and will have the authority to manage, the defense and resolution (including settlement) of an Action with respect to a Shared Liability. TriMas will, when possible under the circumstances, (i) consult Horizon regarding the defense strategy with respect to any such Action, (ii) before agreeing to a settlement or other voluntary final disposition thereof, advise Horizon of the proposed terms of such disposition, and (iii) consider in good faith any alternative terms proposed by the Horizon. Notwithstanding the foregoing, Horizon will not be entitled to raise as a defense to its obligations to pay any amount in respect of any Shared Liability that it was not consulted in the response to or defense thereof (except to the extent such consultation was required under this Agreement), that its views or opinions as to the conduct of such response to or defense or the reasonableness of any settlement were not accepted or adopted, that it does not approve of the quality or manner of the response to or defense thereof or that such Shared Liability was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(c) Any amount owed in respect of any Shared Liability (including reimbursement for the cost or expense of defense of any Third-Party Claim that is a Shared Liability) pursuant to this Article VI will be remitted within 30 calendar days after the Party entitled to such amount provides an invoice (including reasonable supporting information with respect thereto) to the Party owing such amount.

6.3 Indemnification by Horizon. Subject to the provisions hereof, Horizon will, and will cause each other Horizon Entity (and each of their respective successors and assigns) to, jointly and severally indemnify, defend and hold harmless TriMas, each member of the TriMas Group, each of their respective past and present officers, directors and employees, each of their respective successors and assigns (collectively, the “TriMas Indemnified Parties”) from and against any and all Damages incurred or suffered by the TriMas Indemnified Parties arising out of or in connection with the following, whether such Damages arise or accrue prior to, on or following the Distribution Date:

(a) the Horizon Liabilities;

(b) any breach by any Horizon Entity of this Agreement or the Employee Matters Agreement (for the avoidance of doubt, any breach by a Party of the Tax Sharing Agreement and the Transition Series Agreement, will be subject to the provisions contained respectively therein); and

(c) any Guaranty Obligation.

6.4 Indemnification by TriMas. Subject to the provisions hereof, TriMas will, and will cause each other TriMas Entity (and each of their respective successors and assigns) to, jointly and severally indemnify, defend and hold harmless Horizon, each member of the Horizon Group, each of their respective past and present officers, directors and employees, each of their respective successors and assigns (collectively, the “Horizon Indemnified Parties”) from and against any and all Damages incurred or suffered by the Horizon Indemnified Parties arising out of or in connection with the following, whether such Damages arise or accrue prior to, on or following the Distribution Date:

(a) the TriMas Liabilities; and

(b) any breach by any TriMas Entity of this Agreement or the Employee Matters Agreement (for the avoidance of doubt, any breach by a Party of the Tax Sharing Agreement and the Transition Series Agreement, will be subject to the provisions contained respectively therein).

6.5 Claim Procedure.

(a) A Party that seeks indemnity under this Article VI (an “Indemnified Party”) will give written notice (a “Claim Notice”) to the Party from whom indemnification is sought (an “Indemnifying Party”), whether the Damages sought arise from matters solely between the Parties or from Third-Party Claims. The Claim Notice must contain (i) a description and, if known, estimated amount (the “Claimed Amount”) of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of facts then known by the Indemnified Party, and (iii) a demand for payment of those Damages. No delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability or obligation hereunder except to the extent of any Damages caused by or arising out of such delay or deficiency.

(b) Within 30 calendar days after delivery of a Claim Notice the Indemnifying Party will deliver to the Indemnified Party a written response in which the Indemnifying Party will either: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount and, in which case, the Indemnifying Party will pay the Claimed Amount in accordance with a payment and distribution method reasonably acceptable to the Indemnified Party; or (ii) dispute that the Indemnified Party is entitled to receive all or any portion of the Claimed Amount, in which case, the Parties will resort to the dispute resolution procedures set forth in Article VIII.

(c) In the event that the Indemnifying Party disputes the Claimed Amount, as soon as practicable but in no event later than 15 calendar days after the receipt of the notice referenced in Section 6.5(b)(ii), the Parties will begin the process to resolve the matter in accordance with the dispute resolution provisions of Article VIII. Upon ultimate resolution thereof, the Parties will take such actions as are reasonably necessary to comply with such terms of resolution.

6.6 Third-Party Claims.

(a) In the event that the Indemnified Party receives written notice or otherwise learns of the assertion by a Person who is not a member of either Group (a “Third Party”) of any claim or the commencement of any Action (collectively, a “Third-Party Claim”) with respect to which the Indemnifying Party may be obligated to provide indemnification under this Article VI, the Indemnified Party will give written notice to the Indemnifying Party of the Third-Party Claim. Such notification will be given within ten Business Days after receipt by the Indemnified Party of notice of such Third-Party Claim, will be accompanied by reasonable supporting documentation submitted by such third Person (to the extent then in the possession of the Indemnified Party) and will describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third-Party Claim and the amount of the claimed Damages; provided, however, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability or obligation hereunder except to the extent of any Damages caused by or arising out of such delay or deficiency.

(b) With respect to any Third-Party Claim that is a Shared Liability:

(i) In accordance with Section 6.2(b), TriMas will control the defense and/or resolution, including settlement, of any Third-Party Claim that is a Shared Liability. Horizon will use commercially reasonable efforts to cooperate with TriMas in the defense of any Third-Party Claim that is a Shared Liability.

(ii) TriMas’s costs and expenses of defending, and/or seeking to settle or compromise any Third-Party Claim that is a Shared Liability will be included in the calculation of the amount of the applicable Shared Liability in determining the obligations of the Parties with respect thereto pursuant to Section 6.2.

(c) With respect to any Third-Party Claim that is not a Shared Liability:

(i) Within 20 Business Days after delivery of such written notice, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party. During any period in which the Indemnifying Party has not so assumed control of such defense, the Indemnified Party will control such defense.

(ii) The Party not controlling such defense (the “Non-controlling Party”) may participate therein at its own expense; provided, however, that if the Indemnifying Party assumes control of such defense and the Indemnified Party concludes, upon the written opinion of counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Third-Party Claim, the reasonable fees and expenses of counsel to the Indemnified Party will be considered “Damages” for purposes of this Agreement. The Party controlling such defense (the “Controlling Party”) will keep the Non-controlling Party reasonably advised of the status of such Third-Party Claim and the defense thereof and will consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party will furnish the Controlling Party with such Information as it may have with respect to such Third-Party Claim (including copies of any summons, complaint or other pleading which may have been served on such Party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise cooperate with and assist the Controlling Party in the defense of such Third-Party Claim.

(iii) The Indemnifying Party will not agree to any settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that the consent of the Indemnified Party will not be required if (A) the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment, and (B) such settlement or judgment includes a full, complete and unconditional release of the Indemnified Party from further Liability. The Indemnified Party will not agree to any settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed.

(d) If it has been Finally Determined that the Indemnified Party is entitled to indemnification, the Indemnifying Party will, upon request from the Indemnified Party, promptly pay to the Indemnified Party the amount of any expense, loss or other amount subject to indemnification resulting from the Third-Party Claim for which the Indemnifying Party’s responsibility has been so Finally Determined. If the Indemnified Party does not seek a determination pursuant to the immediately preceding sentence, then the Indemnifying Party will pay to the Indemnified Party in cash the amount, if any, for which the Indemnified Party is entitled to be indemnified under this Agreement within 20 Business Days after such Third-Party Claim has been Finally Determined.

(e) The Indemnified Party will use reasonable best efforts to keep and maintain in force all insurance that applies to any claim for which indemnification is sought. The Indemnified Party will also use reasonable best efforts to ensure that Insurance Proceeds received with respect to claims, costs and expenses under insurance policies in force will be paid to reduce the net exposure of the Indemnified Party.

(f) From and after the Distribution, if an Action currently exists or is commenced by a Third Party with respect to which a Party (or any Affiliate of such Party) is a named defendant but such Action is a Liability allocated to the other Party under this Agreement or any Ancillary Agreement and is not a Shared Liability, then the other Party shall (i) use reasonable best efforts to cause such named Party to be removed from such Action and (ii) if such other Party is not a named defendant on such Action, endeavor to substitute itself for the named Party.

6.7 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) The amount of any Damages for which indemnification is provided under this Agreement will be net of any amounts actually recovered by the Indemnified Party from any Third Party (including Insurance Proceeds actually recovered) with respect to such Damages. An Indemnifying Party will be subrogated to the rights of the Indemnified Party upon payment in full of the amount of the relevant indemnifiable Damages. An insurer who would otherwise be obligated to pay any claim will not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto, in either case, solely by virtue of the indemnification provisions of this Agreement. If any Indemnified Party recovers an amount from a Third Party in respect of Damages for which indemnification is provided in this Agreement after the full amount of such indemnifiable Damages has been paid by an Indemnifying Party or after an Indemnifying Party has made partial payment of such indemnifiable Damages and the amount received from the Third Party exceeds the remaining unpaid principal balance of such indemnifiable Damages, then the Indemnified Party will promptly remit to the Indemnifying Party the excess (if any) of (i) the sum of the amount theretofore paid by such Indemnifying Party in respect of such indemnifiable Damages plus the amount received from the Third Party in respect thereof, less (ii) the full amount of such indemnifiable Damages, and less (iii) the amount of any Taxes payable by the Indemnified Party with respect to any sums paid to the Indemnified Party described in clause (i) above that are treated as taxable income to the Indemnified Party.

(b) In the case of any Shared Liability, any Insurance Proceeds actually received, realized or recovered by any Party in respect of the Shared Liability will be shared between the Horizon Group and the TriMas Group in accordance with their respective Applicable Proportions, regardless of which Group may actually receive, realize or recover such Insurance Proceeds.

(c) Notwithstanding anything to the contrary in this Article VI, but subject to Section 6.7(a) above, in the event that a Horizon Entity is an Indemnifying Party:

(i) The initial presumption for purposes of calculating indemnity payments will be that there is no insurance coverage for any such Damages, and the Indemnifying Party will, upon request by any TriMas Indemnified Party, re-affirm in writing to fully indemnify, defend and hold harmless the Indemnified Party from and against any and all such Damages. Once the Indemnifying Party has re-affirmed this obligation to the Indemnified Party in writing, the Indemnifying Party may at any time request that the Indemnified Party pursue insurance coverage from one or more insurers in connection with such Damages.

(ii) If requested, the Indemnified Party will cooperate in good faith with the Indemnifying Party and use reasonable best efforts to pursue insurance coverage, including, if necessary, the filing of coverage litigation, after consultation with the Indemnifying Party and the Indemnifying Party has provided written consent as to the initiation of coverage litigation (which consent will not be unreasonably withheld, conditioned or delayed), all of which will be at the Indemnifying Party’s sole cost and expense. The Indemnifying Party will pay directly, or promptly reimburse the Indemnified Party for, all such costs and expenses, as directed by the Indemnified Party.

(iii) The Indemnified Party will retain full and exclusive control of all such matters (including the settlement of coverage claims against insurers), and the Indemnified Party will have the right to select counsel with the concurrence of the Indemnifying Party, which concurrence will not be unreasonably withheld, conditioned or delayed.

(iv) The proceeds of any insurance recovery (after deducting the insurance indemnity payment for the settlement or judgment for which coverage was sought, and any costs and expenses that have not yet been paid or reimbursed by the Indemnifying Party) will be paid to the Indemnifying Party.

(v) At all times, the Indemnifying Party will cooperate with the Indemnified Party’s insurers and/or with the Indemnified Party in the pursuit of insurance coverage, as and when reasonably requested to do so by the Indemnified Party.

(vi) It is not the intent of this Section 6.7(c) to absolve the Indemnifying Party of any responsibility to the Indemnified Party for those Damages in connection with which the Indemnified Party actually secures insurance coverage, but to allocate the costs of pursuing such coverage to the Indemnifying Party and to provide the Indemnified Party with a full, interim indemnity from the Indemnifying Party until such time as the extent of insurance coverage is determined and is obtained. It is also not the intention of this Section 6.7(c) that the indemnity obligations of the Indemnifying Party should be viewed as “additional insurance” by any insurer.

(vii) Notwithstanding anything to the contrary in this Section 6.7(c), the Indemnified Party in its sole discretion may pursue insurance coverage for the benefit of the Indemnifying Party before the Indemnifying Party has requested it to do so. In such event, the Indemnified Party may unilaterally take any steps it determines to be necessary to preserve such insurance coverage, including, by way of example and not by way of limitation, tendering the defense of any claim or suit to an insurer or insurers of the Indemnified Party if the Indemnified Party concludes that such action may be required by the relevant insurance policy or policies. Any such actions by the Indemnified Party will not relieve the Indemnifying Party of any of its obligations to the Indemnified Party under this Agreement, including the Indemnifying Party’s obligation to pay directly, or reimburse the Indemnified Party for, costs and expenses.

(viii) For purposes of this Section 6.7(c), the following will not be considered insurance available to any Horizon Group members as an Indemnifying Party: (A) any deductible payable by the Indemnified Party; (B) any retention payable by the Indemnified Party; (C) any co-insurance payable by the Indemnified Party; and (D) any coverage that ultimately will be payable or reimbursable by the Indemnified Party through any arrangement, including an insurance-fronting arrangement or fronted insurance policy.

(ix) It is the intention of this Section 6.7(c) to make insurance available to the Indemnifying Party only in those instances in which there has been a final transfer of the risk to a solvent third-party commercial insurer.

6.8 Indemnification Obligations Net of Taxes. For all Tax purposes, TriMas and Horizon agree to treat any indemnification payment paid pursuant to this Article VI as either a contribution made by TriMas to Horizon or a distribution made by Horizon to TriMas, as the case may be, occurring immediately prior to the Distribution Date, except as otherwise required by applicable Law or a Final Determination (as defined in the Tax Sharing Agreement); provided, however, that in the event it is determined that such treatment is not permissible or if an Indemnified Party otherwise suffers a Tax detriment as a result of receiving such payment, the payment shall be increased to place the Indemnified Party in the same after Tax position as if the payment had been treated as intended under this Section 6.8. In addition, any indemnification payment paid pursuant to this Article VI will be decreased to take into account any reduction in taxable income of the Indemnified Party arising from the payment by the Indemnified Party of such indemnified liability (“Tax Benefits”). For purposes of this Section 6.8, any Tax Benefit will be determined (i) using the highest applicable marginal U.S. federal corporate income tax rate in effect at the time of the determination (and excluding any state income tax effect of such inclusion or reduction) and (ii) assuming that the Indemnified Party will be liable for Taxes at such rate, the Indemnified Party has sufficient taxable income to use any tax deduction, and has no other relevant Tax Attributes (as defined in the Tax Sharing Agreement) at the time of the determination.

6.9 Cumulative Remedies; Limitations of Liability.

(a) The remedies provided in this Article VI are cumulative and will not preclude any Indemnified Party from asserting any other rights or from seeking any and all other remedies against any Indemnifying Party, except that the remedies provided in this Article VI will be the exclusive remedy for claims for contribution or other rights of recovery arising out of or relating to any Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), whether now or hereinafter in effect.

(b) Notwithstanding Section 6.9(a), neither Horizon or its Affiliates, on the one hand, nor TriMas or its Affiliates, on the other hand, will be liable to the other for any special, indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the Separation, provided that any Liability with respect to a Third-Party Claim will be considered direct damages.

6.10 Survival of Indemnities. The rights and obligations of each of Horizon or TriMas and their respective Indemnified Parties under this Article VI will survive any Party’s sale, merger or transfer of any Assets or businesses or assignment of any Liabilities.

ARTICLE VII

EXCHANGE OF INFORMATION; LITIGATION MANAGEMENT; CONFIDENTIALITY

7.1 Agreement for Exchange of Information. From time to time as reasonably requested by either Party following the Distribution, the Party receiving the request will deliver to the requesting Party, at the expense of the requesting Party: (a) any corporate books and records of any member of the requesting Party’s Group in the possession of the Party receiving the request or any member of its Group and (b) originals or copies of any corporate books and records of the Group of the Party receiving the request that primarily relate to the requesting Party’s Business, its Assets or its Liabilities. From and after the Distribution, all such books, records and copies (where copies are delivered in lieu of originals), whether or not delivered, will be the property of the members of the requesting Party’s Group; provided, however, that all such Information contained in such books, records or copies relating to the other Party’s Group will be subject to the applicable confidentiality provisions and restricted use provisions, if any, contained in this Agreement or the Ancillary Agreements and any confidentiality restrictions imposed by applicable Law. Each Party may retain copies of any original books and records delivered to the other Party pursuant to this Section 7.1; provided, however, that all such Information contained in such books, records or copies (whether or not delivered to the requesting Party) relating to the requesting Party’s Group will be subject to the applicable confidentiality provisions and restricted use provisions, if any, contained in this Agreement or the Ancillary Agreements and any confidentiality restrictions imposed by applicable Law.

7.2 Access to Information. In addition to the provisions set forth in Section 7.1 and except in the case of an adversarial Action or threatened adversarial Action by any member of one Group against any member of the other Group (which will be governed by such discovery rules as may be applicable thereto), from and after the Distribution and upon reasonable notice, a member of either Group may request, on behalf of itself or its representatives, at the expense of the requesting Party, reasonable access and duplicating rights during normal business hours to all Information developed or obtained prior to the Distribution within the possession of any member of the other Group and to the personnel of any member of the other Group, in each case, to the extent such access relates to the requesting Party or its Business, its Assets or Liabilities, this Agreement or any Ancillary Agreement. In each case, the requesting Party will cooperate with the other Party to minimize the risk of unreasonable interference with the other Party’s business. The Party receiving the request will have the right to deny access to the Information if such Party determines in its good faith that the exchange of such Information is reasonably likely to violate any Law or Contract, or waive or jeopardize any attorney-client privilege or attorney work product protection; provided, however, that the Parties will, and will cause their respective Subsidiaries to, take all reasonable measures to permit the sharing of such Information in a manner that avoids any such harm or consequence. In the event access is granted to any Information in this Agreement or in the Ancillary Agreements to which access is restricted by Law or otherwise, the Parties will, and will cause their respective Subsidiaries to, take such actions as are reasonably necessary, proper or advisable to have such restrictions removed or to seek an exemption therefrom or to otherwise provide the requesting Party with the benefit of the Information to the same extent such actions would have been taken on behalf of the requesting Party had such a restriction not existed and the Distribution not occurred.

7.3 Litigation Management and Support; Production of Witnesses.

(a) From and after the Distribution, Horizon (or other applicable member of the Horizon Group) will be responsible for managing, and will have the authority to manage, the defense or prosecution, as applicable, and resolution (including settlement) of any Horizon Litigation and TriMas (or other applicable member of the TriMas Group) will be responsible for managing, and will have the authority to manage, the defense or other prosecution, as applicable, and resolution (including settlement) of any TriMas Litigation.

(b) Notwithstanding any provisions of Section 7.2 to the contrary, after the Distribution, each member of the Horizon Group and the TriMas Group will use reasonable best efforts to assist the other with respect to any Third-Party Claim or potential Third-Party Claim. In addition, any member of either Group will have the right to request in writing that a member of the other Group make available for consultation or witness purposes, its directors, officers, employees, consultants or agents who have expertise or knowledge with respect to the other Party’s business or products or matters in litigation or alternative dispute resolution to the extent that the requesting Party believes any such persons may reasonably be useful or required in connection with any legal, administrative or other proceedings in which the requesting Party may from time to time be involved. Upon such request, the affected members of the applicable Group will select such person or persons to provide the requested assistance after conferring in good faith to determine which person or persons should provide such assistance. Upon such determination, the requested Party agrees to make the designated person or persons available to the requesting Party upon reasonable notice to the same extent such requested Party would have made such person available if the Distribution had not occurred. The requesting Party agrees to cooperate with the requested Party in giving consideration to such persons’ business demands.

7.4 Reimbursement. Except to the extent otherwise contemplated by this Agreement or any Ancillary Agreement, the Party requesting Information, consulting or witness services under this Article VII will reimburse the recipient for the reasonable and documented costs and expenses, if any, incurred in providing such Information, consulting or witness services to the requesting Party.

7.5 Retention of Records. Except as otherwise required by Law or agreed in writing, or as otherwise provided in any Ancillary Agreement, each member of the Horizon Group and the TriMas Group will use reasonable best efforts to retain, for the retention periods set forth in its record retention policy as in effect on the Distribution Date or as amended after the Distribution Date in accordance with the following sentence (but in no event for a period longer than ten years after the Distribution Date), except for such longer period as required by Law, this Agreement or the Ancillary

Agreements, all Information in such Party’s possession substantially relating to the other Party or its Business, its Assets or Liabilities, this Agreement or the Ancillary Agreements (the “Retained Information”). Each member of the Horizon Group or the TriMas Group may amend its record retention policy after the Distribution Date so long as (a) the amended policy complies with applicable Law, (b) the amended policy treats the Retained Information in the same manner as such member’s other Information and (c) the amended policy does not allow for the destruction of any Retained Information prior to the earliest date after the Distribution on which such member would have been able to destroy such Retained Information under the policy in effect as of the Distribution. If any member of either Group amends its record retention policy in compliance with the preceding sentence in a manner that reduces the retention period for any Retained Information, it will provide Horizon, in the case of any such amendment by a member of the TriMas Group, or TriMas, in the case of any such amendment by any member of the Horizon Group, written notice detailing the changes to the record retention policy, and the Party receiving such notice and the members of its Group will have the opportunity to obtain any Retained Information that would be eligible for destruction under the revised policy at least 90 calendar days prior to the destruction of such Retained Information.

7.6 Privileged Information. In furtherance of the rights and obligations of the Parties set forth in this Article VII:

(a) Each of Horizon (on behalf of itself and the other Horizon Entities) and TriMas (on behalf of itself and the other TriMas Entities) acknowledges that:

(i) each member of the Horizon Group and the TriMas Group has or may obtain Information that is or may be protected from disclosure pursuant to the attorney-client privilege, the work product doctrine, the common interest and joint defense doctrines or other applicable privileges (“Privileged Information”);

(ii) actual, threatened or future litigation, investigations, proceedings (including arbitration proceedings), claims or other legal matters have been or may be asserted by or against, or otherwise affect, some or all members of the Horizon Group or the TriMas Group (“Litigation Matters”);

(iii) members of the Horizon Group and the TriMas Group have or may in the future have a common legal interest in Litigation Matters, in the Privileged Information and in the preservation of the protected status of the Privileged Information; and

(iv) each of Horizon and TriMas (on behalf of itself and the other members of its Group) intends that the transactions contemplated by this Agreement and the Ancillary Agreements and any transfer of Privileged Information in connection herewith or therewith will not operate as a waiver of any applicable privilege or protection afforded Privileged Information.

(b) Each of Horizon and TriMas agrees, on behalf of itself and each member of the Group of which it is a member, not to disclose knowingly or otherwise waive any privilege or protection attaching to any Privileged Information relating to a member of the other Group or relating to or arising in connection with the relationship between the Groups prior to the Distribution, without providing prompt written notice to and obtaining the prior written consent of the other.

(c) Upon any member of the Horizon Group or the TriMas Group receiving any subpoena or other compulsory disclosure notice from a Governmental Authority that requests disclosure of Privileged Information belonging to a member of the other Group, the recipient of the notice will promptly provide to TriMas, in the case of receipt by a member of the Horizon Group, or to Horizon, in the case of receipt by a member of the TriMas Group, a copy of such notice, the intended response and all materials or information relating to the other Group that might be disclosed. In the event of a disagreement as to the intended response or disclosure, unless and until the disagreement is resolved as provided in Article VIII, the members of the Horizon Group and the TriMas Entities will cooperate to assert all defenses to disclosure claimed, at the cost and expense of the members of the Group claiming such defenses to disclosure, and will not disclose any disputed documents or information until all legal defenses and claims of privilege have been Finally Determined.

7.7 Confidentiality.

(a) From and after the Distribution, each of the Parties will use reasonable best efforts to hold, and will cause the other members of its Group to hold, in strict confidence, all business sensitive or proprietary Information concerning or belonging to the members of the other Group (such Information, “Confidential Information”) obtained by it prior to the Distribution or furnished to it by any member of the other Group pursuant to this Agreement or any Ancillary Agreement. Neither Party will (and each Party will cause the other members of its Group not to) disclose any Confidential Information to any other Person, except (i) to the extent that disclosure is compelled by subpoena or other compulsory disclosure notice from a Governmental Authority or, in the opinion of TriMas’s or Horizon’s counsel (as the case may be), by other requirements of Law, but only after compliance with Section 7.7(b), (ii) to the extent such Party can show that such Confidential Information was (A) in the public domain through no fault of such Party or any member of such Group or any of its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (B) later lawfully acquired from other sources by such Party (or any member of such Party’s Group), which sources are not themselves bound by a confidentiality obligation or (C) independently generated without reference to any proprietary or confidential Information of the disclosing Party or the other members of its Group or (iii) to its directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information (who will be advised of their obligations hereunder with respect to such Information in advance of its disclosure to such persons). Neither Party will (and each Party will cause the other members of its Group not to) use any Confidential Information for any purpose other than for which it was disclosed by any member of the other Group.

(b) Upon any member of the Horizon Group or the TriMas Group receiving any subpoena or other compulsory disclosure notice from a Governmental

Authority that requests disclosure of Confidential Information that is subject to the confidentiality provisions of this Section 7.7, the recipient of the notice will promptly provide to TriMas, in the case of receipt by a member of the Horizon Group, or to Horizon, in the case of receipt by a member of the TriMas Group, a copy of such notice and an opportunity to seek reasonable protective arrangements. In the event that such appropriate protective arrangements are not obtained, the Person that is required to disclose such Confidential Information will furnish, or cause to be furnished, only that portion of such Confidential Information that is legally required to be disclosed and will use reasonable best efforts to ensure that confidential treatment is accorded such Confidential Information.

(c) When any Information concerning the other Group or its Business is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Party will, and will cause the members of its Group to, promptly after request of the other Party, use reasonable best efforts to destroy all such Information.

ARTICLE VIII

DISPUTE RESOLUTION

8.1 Dispute Process.

(a) The Parties will use commercially reasonable efforts to resolve expeditiously and on a mutually acceptable negotiated basis any dispute or disagreement between the Parties arising out of or relating to this Agreement or any Ancillary Agreements (other than a Third-Party Claim) (a “Dispute”) exclusively (except as otherwise expressly provided in this Agreement) as follows: (i) first, by engaging in an informal dispute resolution process with the possibility of mediation as provided in Section 8.2; and (ii) then, if negotiation and mediation fail, by referring the Dispute to binding arbitration as provided in Section 8.3. Each Party agrees on behalf of itself and each member of its respective Group that the procedures set forth in this Article VIII will be the exclusive means for resolution of any Dispute. The initiation of informal dispute resolution or arbitration hereunder will toll the applicable statute of limitations for the duration of any such proceedings.

(b) Within five Business Days after the date hereof TriMas and Horizon will form a steering committee (the “Steering Committee”), which will be comprised of four members, two of whom will be appointed by TriMas and two of whom will be appointed by Horizon. The Parties will use commercially reasonable efforts to cause their respective members of the Steering Committee to make a good faith effort to promptly (i) resolve all Disputes referred to the Steering Committee pursuant to Section 8.2. Steering Committee decisions made with the consent of at least three members will be binding on TriMas, Horizon and their respective Group members.

8.2 Informal Dispute Resolution.

(a) A Dispute will first be referred to the Steering Committee for resolution. In the event of a Dispute, the Party seeking recourse must first send notice of the Dispute (a “Dispute Notice”) to the other Party (i) reasonably describing the nature of the Dispute and the outcome desired by the notifying Party, and (ii) requesting referral to the Steering Committee for good faith negotiations and resolution.

(b) Following referral of the matter to the Steering Committee, the Parties will cause the Steering Committee to meet as often as the Parties reasonably deem necessary in order to gather and furnish to the other all Information with respect to the Dispute which the Parties believe to be appropriate and germane in connection with the resolution of the Dispute.

(c) During the course of the negotiation, subject to the Parties’ respective confidentiality obligations and subject to the provisions of Article VII, all reasonable requests made by either Party to the other for Information will be honored in order that the members of the Steering Committee may be fully advised in the matter. The specific format for the Steering Committee’s discussions and negotiations will be left to the discretion of the Steering Committee but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other Party.

(d) Except as otherwise independently discoverable, nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences or discussions to settle a Dispute pursuant to this Section 8.2 will be offered or received as evidence or used for impeachment or for any other purpose, but will be considered to have been disclosed for settlement purposes only.

(e) If the Steering Committee does not agree to a resolution of a Dispute within 30 days after the referral of the matter to it, the Parties will seek to resolve such Dispute by mediation administered by AAA and AAA Rules. The Parties will bear equally the costs of the mediation. If the Dispute has not been resolved through mediation within 90 days after the date of service of the Dispute Notice, or such longer period as the Parties may mutually agree in writing (the “Mediation Period”), each Party may refer the dispute to binding arbitration in accordance with Section 8.3.

8.3 Arbitration.

(a) If a Dispute is not resolved within the Mediation Period, either Party will have the right to commence arbitration. In that event, the Dispute will be resolved by final and binding arbitration administered by AAA in accordance with AAA Rules. The place of arbitration will be Bloomfield Hills, Michigan. Any Dispute concerning the propriety of the commencement of the arbitration will be finally settled by such arbitration. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof or having jurisdiction over the relevant Party or its Assets.

(b) The number of arbitrators will be three. Each Party will appoint one arbitrator. The two Party-appointed arbitrators will agree on a third arbitrator who will chair the arbitral tribunal. Any arbitrator not appointed within a reasonable time will be appointed in accordance with AAA Rules.

8.4 Interim Relief. At any time during the resolution of a Dispute between the Parties, either Party has the right to apply to any court of competent jurisdiction for interim relief, including pre-arbitration attachments or injunctions, necessary to preserve the Parties’ rights or to maintain the Parties’ relative positions until such time as the arbitration award is rendered or the Dispute is otherwise resolved.

8.5 Remedies. The arbitrators will have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement or any Ancillary Agreement nor any right or power to award punitive, exemplary or treble (or other multiple) damages.

8.6 Expenses. Each Party will bear its own costs, expenses and attorneys’ fees in pursuit and resolution of any Dispute; provided, however, that, in the event of any arbitration pursuant to Section 8.3, the non-prevailing Party will bear both Parties’ costs, expenses and attorneys’ fees incurred in connection with such arbitration (including the fees of any arbitrator).

8.7 Continuation of Services and Commitments. Unless otherwise agreed in writing, the Parties will, and will cause the members of their respective Groups to, continue to honor all commitments under this Agreement and each Ancillary Agreement to the extent required by such agreements during the course of the dispute resolution pursuant to this Article VIII.

ARTICLE IX

MISCELLANEOUS

9.1 Coordination with Ancillary Agreements; Conflicts. Except as otherwise expressly provided in this Agreement, (a) in the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of an Ancillary Agreement, the provisions of the Ancillary Agreement will control over the inconsistent provisions of this Agreement as to matters expressly addressed in the Ancillary Agreement, and (b) in the event of any conflict or inconsistency between the provisions of this Agreement and the Ancillary Agreements, on the one hand, and the transaction agreements entered into in connection with the Reorganization, on the other hand, the terms of this Agreement or such Ancillary Agreement (as the case may be) will control. For the avoidance of doubt, the Tax Sharing Agreement will govern all matters (including any indemnities and payments among the Parties and each other member of their respective Groups and the allocation of any rights and obligations pursuant to agreements entered into with Third Parties) relating to Taxes or otherwise expressly addressed in the Tax Sharing Agreement.

9.2 Expenses. Except as otherwise provided in this Agreement, any Ancillary Agreement or any other agreement contemplated hereby, or except as otherwise agreed in writing by the Parties:

(a) TriMas will pay all fees, costs and expenses paid or incurred by TriMas and Horizon prior to the Distribution Date in connection with the preparation, execution, delivery and performance of this Agreement, any Ancillary Agreement, any other agreement contemplated hereby or thereby, the Disclosure Documents and the consummation of the Reorganization and the Distribution and the other transactions contemplated hereby and thereby; and

(b) TriMas and Horizon will each bear its own costs and expenses incurred after the Distribution Date.

9.3 Termination. This Agreement and any Ancillary Agreement may be terminated by the TriMas Board, in its sole and absolute discretion, at any time prior to the Distribution. In the event of any termination of this Agreement prior to the Distribution, no Party (or any member of its Group or any of its or their respective directors or officers) will have any Liability or further obligation to any other Party (or any member of its Group) with respect to this Agreement or such Ancillary Agreement.

9.4 Amendment and Modification. Neither this Agreement nor any Ancillary Agreements may be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing expressly designated as an amendment hereto, signed on behalf of each Party hereto or thereto, as applicable.

9.5 Waiver. No failure or delay of any Party (or the applicable member of its Group) in exercising any right or remedy under this Agreement or any Ancillary Agreement will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties (and the other members of their respective Groups) under this Agreement or any Ancillary Agreement are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder or thereunder. Any agreement on the part of any Party to any such waiver will be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party.

9.6 Notices. All notices and other communications hereunder will be in writing and will be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or electronic transmission, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder will be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to TriMas or any other TriMas Entity:

TriMas Corporation

39400 Woodward Avenue, Suite 130

Bloomfield Hills, MI 48304

Attention: Josh Sherbin, General Counsel and Chief Compliance Officer

Facsimile: (248) 631-5413

if to Horizon or any other Horizon Entity:

Horizon Global Corporation

TriMas Corporation

39400 Woodward Avenue, Suite 100

Bloomfield Hills, MI 48304

Attention: Jay Goldbaum, Legal Director

Facsimile: (248) 203-6434

9.7 Entire Agreement. This Agreement and the Ancillary Agreements and the Annexes, Exhibits, Schedules and Appendices hereto and thereto constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the Parties with respect to the subject matter of this Agreement. None of this Agreement or any of the Ancillary Agreements will be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any Party with respect to the transactions contemplated hereby and thereby other than those expressly set forth in this Agreement or any of the Ancillary Agreements or in any document required to be delivered hereunder or thereunder. Notwithstanding any oral agreement or course of action of the Parties or their representatives to the contrary, no Party to this Agreement or any Ancillary Agreement will be under any legal obligation to enter into or complete the transactions contemplated hereby or thereby unless and until this Agreement or such Ancillary Agreement, as applicable, will have been executed and delivered by each of the Parties.

9.8 No Third-Party Beneficiaries. Except for the indemnification rights under this Agreement of any Indemnified Party, nothing in this Agreement or the Ancillary Agreements, express or implied, is intended to or will confer upon any Person other than the Parties and their respective Subsidiaries and their respective successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit or remedy of any nature under, or by reason of, this Agreement or the Ancillary Agreements.

9.9 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby will be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to the conflicts of law rules thereof.

9.10 Assignment. Except as expressly provided in any Ancillary Agreement, neither this Agreement, any of the Ancillary Agreements nor any of the rights, interests or obligations hereunder or thereunder may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Party to the agreement being so assigned or delegated, and any such assignment or delegation without such prior written consent will be null and void. If any

Party to this Agreement or any Ancillary Agreement (or any of its successors or permitted assigns) (a) will consolidate with or merge into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (b) will transfer all or substantially all of its properties and/or Assets to any Person, then, and in each such case, the Party (or its successors or permitted assigns, as applicable) will ensure that such Person assumes all of the obligations of such Party (or its successors or permitted assigns, as applicable) under this Agreement and all applicable Ancillary Agreements, in which case the consent described in the previous sentence will not be required.

9.11 Severability. Whenever possible, each provision or portion of any provision of this Agreement and the Ancillary Agreements will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement or any Ancillary Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement or such Ancillary Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained in this Agreement or any of the Ancillary Agreements.

9.12 Payment. Except as expressly provided in this Agreement or any Ancillary Agreement, any amount payable pursuant to this Agreement or any Ancillary Agreement by one Party (or any member of such Party’s Group) will be paid within 30 days after presentation of an invoice or a written demand by the Party entitled to receive such payments. Such demand will include documentation setting forth the basis for the amount payable. Any payment not made within 30 days of the written demand for such payment will accrue interest at a rate equal to the rate of interest from time to time announced publicly by The Wall Street Journal as its prime rate, calculated on the basis of a year of 365 days and the number of days elapsed.

9.13 Rules of Construction. Interpretation of this Agreement will be governed by the following rules of construction: (a) words in the singular will be held to include the plural and vice versa and words of one gender will be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, clause, Exhibit and Schedule are references to the Articles, Sections, paragraphs, clauses, Exhibits and Schedules of this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” will mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement will mean “including without limitation,” unless otherwise specified, (f) the word “or” will not be exclusive; (g) the word “will” will be construed to have the same meaning and effect as the word “shall”; (h) references to “written” or “in writing” include in electronic form; (i) provisions will apply, when appropriate, to successive events and transactions; (j) the table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement; (k) the Parties have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this

Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; and (l) a reference to any Person includes such Person’s successors and permitted assigns.

9.14 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) will be as effective as delivery of a manually executed counterpart of any such Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

TRIMAS CORPORATION

By:
Name:
Title:

HORIZON GLOBAL CORPORATION

By:
Name:
Title: